Exhibit 99.3

ASX Announcement

5 August 2019

Coronado announces new Curragh mine plan targeting 15Mt of annual saleable production by 2023

Coronado Global Resources Inc (Coronado or the Group) (ASX: CRN) today announced details of a new mine plan for its Curragh operations in Australia that is expected to deliver 15 million tonnes of annual saleable production by 2023.

Coronado’s strategy to create long term value is founded on delivering strong growth by mining the incremental tonne, optimising production, delivering new development opportunities and executing strategic acquisitions.

The new mine plan for Curragh is targeting 15Mt of saleable production by 2023, a significant increase on the forecasted 12.9Mt outlined in the Prospectus.

Managing Director and Chief Executive Officer, Gerry Spindler, said: “When we acquired Curragh in 2018, we knew that it had great potential to deliver significant and long-term value for our business.  The acquisition of the Stanwell Reserves Area (“SRA”) in August 2018 was key to our strategic vision for Curragh and, as we stated at the time of the IPO, Curragh today is not the same mine we bought. We bought the mine for $537 million in March 2018.  Since acquisition, Curragh has delivered $586 million of EBITDA.

This new mine plan clearly demonstrates the attractive qualities of this asset and the many opportunities we have to unlock considerable value over the next five to ten years, and beyond.  The outcome of the comprehensive review undertaken by our team over the past 12 months is that we now have a more refined mine plan that has exceeded expectations and provides a new target of 15mt by 2023 which should deliver a substantial uplift in value to securityholders.”

OVERVIEW OF EXPANSION

The new mine plan includes three key phases:

1.              Phase 1 - Extracting the incremental tonne through integration of the SRA

The integration of the 82Mt of Reserves from the Stanwell Reserve Area (SRA) into the new mine plan has enabled Coronado to exploit the benefits of the incremental tonne.  It facilitates an optimised mine plan and sequencing at Curragh North, while extending the mine life.  Current installed infrastructure will be utilised to support the uplift in production with no additional material investment, such as box cuts, necessary.  The SRA provides access to Pisces coal in “T” Pit which has significantly better metallurgical coal properties than other areas in Curragh North.  The capital required to achieve this stage of growth is minimal (approximately $8.5 million) and is targeted towards delivering further CHPP efficiencies and reducing train loading times. The SRA requires no box cut to commence mining operations. Had Coronado not acquired the SRA in August 2018, a significant amount of capital expenditure would have been required over the next 5 to7 years to develop new mining areas and relocate existing infrastructure to an alternate location.  Therefore, the SRA has been a critical aspect of our ability to extract incremental value from Curragh North and the Curragh Mine as a whole.

2.              Phase 2 - Exploit new opportunities with the development of Curragh Main

To accelerate the growth to 15Mt of saleable production per annum by 2023, Coronado intends to increase the capacity and efficiency of the CHPPs and train load out system to accommodate the higher production rates, resulting in more tonnes being produced and sold per annum. The capital investment required to increase the capacity of the two CHPPs will primarily focus on debottlenecking the raw and clean coal handling system enabling different products to be produced at the same time, as well as introducing an intermediate circuit to increase the plant’s efficiency and throughput rate.  For this phase of the development, further capital will be utilised to upgrade the train loadout system to further reduce rail loading times and increase train throughput capacity. The total capital required to achieve this stage of growth is expected to be in the range of approximately $80 million - $100 million.  This equates to installed capacity of approximately $50 per tonne(1) which is a relatively low cost, and compelling investment in new production compared to other similar development projects.

3.              Phase 3 - Future growth opportunities

This phase is not incorporated in the new mine plan.  Early assessments indicate new growth opportunities including open pit mining at Curragh Central and South, underground mining opportunities at Curragh and Curragh North, and further exploration and development of MDL162. This phase will provide continued growth at Curragh over time.

(1)  Installed capacity is calculated on the basis of $100 million of capital expenditure divided by the increase in saleable production of 2.0Mt per annuum expansion once complete

The table below outlines the uplift in production following the growth phases outlined above.

Mt	FY19F	FY20F	FY21F	FY22F	FY23F
Prospectus	12.9	12.9	12.9	12.9	12.9
Expansion	—	0.6	1.4	1.9	2.1
Total	12.9	13.5	14.3	14.8	15.0

INFRASTRUCTURE

Underpinning the significant expansion of production at Curragh are necessary rail and port arrangements. Coronado has been actively pursuing new arrangements with third parties and is in advanced negotiations to secure new port and rail capacity to support the increased production volumes.

Coronado has reached advanced stages of negotiations with Aurizon Operations Pty Limited and Pacific National Pty Ltd for additional rail haulage services.  This will be in addition to Curragh’s current contracted haulage capacity of 10.0Mt per annuum with Aurizon.  The new arrangements will provide Curragh with the flexibility to expand its haulage capacity to support the expansion to either Wiggin Island Coal Export Terminal or RG Tana Coal Terminal.

Coronado has also successfully agreed a Substitute Shipper Deed with a WICET shareholder for 1.6Mt of additional port capacity until June 2022.  The negotiated terminal handling charge for the Substitute Shipper Deed is comparable to the operating costs of RG Tanna Coal Terminal.  A long-term port solution post 2022 is currently being discussed with WICET

Stanwell will continue to manage the rail haulage contract associated with the coal sold under the Coal Supply Agreement.

CAPITAL EXPENDITURE

To achieve the accelerated growth plan, a Boxcut at Curragh East is required to open new mining faces.  This will facilitate an increase in mining capacity in order to grow ROM production.  All estimated expansion capital relates to CHPP and train loadout upgrades required to support 15Mt of annual production. Over the forecast period to 2023, the expansion capex is estimated to be in the range of $80 to $108.5 million, which includes Phase 1 (~8.5 million) and Phase 2 (~$80 million to $100 million). This represents a highly compelling and capital efficient investment and equates to new installed capacity of approximately $50 to $ 55 per tonne.  This cost is significantly lower compared to certain other new greenfield developments that have installed capacity costs of greater than $150 per tonne(2).

The new mine plan is also expected to deliver lower relative FOB costs per tonne due to the lower average Stanwell rebate per tonne, thereby increasing margins over time.  The accelerated expansion plan has the potential to deliver $300 to $350 million reduction in FOB costs over the forecast period.

The estimated stay-in-business capital expenditure from FY20 to FY23 represents approximately 54% of the total expected capital required over the forecast period.

The capital expenditure can be funded from operating cash flows.

$m	FY20F	FY21F	FY22F	FY23F	Total
Stay-in-business	51-64	53-66	42-53	46-58	192-241
Expansion: Phase 1	8.5				8.5
Expansion: Phase 2	43-54	37-46	—	—	80-100
Boxcut	17-21	41-51	5-7	11-14	74-93
Total	117-147	131-163	47-60	57-72	352-442

Mr Spindler said, “Today’s announcement demonstrates our commitment to deliver on our strategies and is a reflection of the exceptionally skilled and highly experienced team in place at Coronado to drive value for our securityholders.”

— Ends —

For further information please contact:

Investors	Investors	Media
Ayten Saridas	Aidan Meka	MarieFesta
Group CFO	Manager, Strategic Planning	Cato & Clegg
P: +61 437 565 833	P: +61 428 082 954	P: +61 405 494 705
E: ameka@coronadoglobal.com.au

(2)  Refer to Results Presentation released to ASX on 5 August 2019

APPENDIX

Cautionary Notice Regarding Forward-Looking Statements

This report contains forward-looking statements concerning our business, operations, financial performance and condition, the coal, steel and other industries, as well as our plans, objectives and expectations for our business, operations, financial performance and condition. Forward-looking statements may be identified by words such as “may,” “could,” “believes,” “estimates,” “expects,” “intends,” “considers”, “forecasts”, “targets” and other similar words that involve risk and uncertainties.  Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company’s control, that are described in our Registration Statement on Form 10 Amendment No.2 filed with the ASX and SEC on 28 June 2019, as well as additional factors we may describe from time to time in other filings with the ASX and SEC. You may get such filings for free at our website at www.coronadoglobal.com.au. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Reconciliations of certain forward-looking non-GAAP financial measures, including our 2019 EBITDA guidance, to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of items impacting comparability and the periods in which such items may be recognised. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.